Exhibit 16.2

September 10, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by The Equitable Bank, S.S.B. (attached herein) which we understand will be filed with the Securities and Exchange Commission within the Prospectus constituting part of the Registration Statement on Form S-1 of TEB Bancorp, Inc. (proposed holding company of The Equitable Bank S.S.B.), dated September 10, 2018, under the heading “Change in Accountants”. We agree with the statements concerning our Firm.

Sincerely,

2626 Glenwood Avenue, Suite 200, Raleigh, NC 27608-1045 | P 919.782.1040 | cbh.com

CHANGE IN ACCOUNTANTS

Prior to the offering, the consolidated financial statements of The Equitable Bank for the years ended September 30, 2017 and 2016 were audited by Baker Tilly Virchow Krause, LLP, in accordance with standards of the American Institute of Certified Public Accountants. At the time Baker Tilly Virchow Krause, LLP performed audit services for The Equitable Bank, The Equitable Bank was not a public company and was not subject to Securities and Exchange Commission regulations.

In connection with the offering, on June 19, 2018, The Equitable Bank engaged Cherry Bekaert LLP to re-audit, in accordance with the standards of the Public Company Accounting Oversight Board, The Equitable Bank’s consolidated financial statements as of and for the year ended September 30, 2017. In addition, in connection with the offering, on July 25, 2018, The Equitable Bank engaged Baker Tilly Virchow Krause, LLP to audit The Equitable Bank’s consolidated financial statements as of and for the nine months ended June 30, 2018. Cherry Bekaert LLP’s engagement was completed effective July 24, 2018, which was the date of issuance of its audit report on The Equitable Bank’s consolidated financial statements. It is expected that Baker Tilly Virchow Krause, LLP will serve as TEB Bancorp, Inc.’s independent registered public accounting firm going forward.

The engagement of both Cherry Bekaert LLP and Baker Tilly Virchow Krause, LLP was approved by audit committee of the board of directors of The Equitable Bank.

During the period from Cherry Bekaert’s engagement through July 24, 2018, there were no disagreements with Cherry Bekaert LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or reportable events as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions.

The audit report of Cherry Bekaert LLP on the consolidated financial statements of The Equitable Bank as of and for the fiscal year ended September 30, 2017 indicated that there was substantial doubt about the ability of The Equitable Bank to continue as a going concern, but did not contain an adverse opinion or a disclaimer of opinion, and was not otherwise qualified or modified as to uncertainty, audit scope or accounting principles.

As noted above, the consolidated financial statements of The Equitable Bank for the years ended September 30, 2017 and 2016 were audited by Baker Tilly Virchow Krause, LLP. During the fiscal years ended September 30, 2017 and 2016, and the subsequent interim period prior to the re-engagement of Baker Tilly Virchow Krause, LLP with respect to the audit conducted in connection with the offering, there were no disagreements with Baker Tilly Virchow Krause, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or reportable events as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions. In addition, the Equitable Bank did not consult with Baker Tilly Virchow Krause, LLP on any matter that was the subject of a disagreement, as described above, or a reportable event as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions.

The audit report of Baker Tilly Virchow Krause, LLP on the consolidated financial statements of The Equitable Bank as of and for the fiscal year ended September 30, 2017 indicated that there was substantial doubt about the ability of The Equitable Bank to continue as a going concern, but did not contain an adverse opinion or a disclaimer of opinion, and was not otherwise qualified or modified as to uncertainty, audit scope or accounting principles.